EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into effective the 1st day of January 2002 by and between Vicom, Incorporated ("Employer") and James Mandel ("Employee").

WITNESSETH:

WHEREAS, Employer desires to employ in the capacity and on the terms and conditions hereinafter set forth, and Employee has agreed to accept such employment;

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

         1. Employment Relationship. Employer hereby employs Employee as an officer of Employer. Employee accepts such employment and agrees to perform such duties as may be reasonably requested by Employer, as directed by Employer. Employee's job description is set forth in Exhibit A attached hereto and incorporated herein.

         2. Term of Employment. The term of this Agreement and the performance of Employee's services shall be (thirty-six) 36 months commencing January 1, 2002 and ending December 31, 2004 (the termination date) unless earlier terminated as provided in Paragraph 8 hereof.

         3. Compensation and Fringe Benefits. For all services rendered by Employee to Employer in any capacity, Employee shall be compensated in accordance with the terms set forth in this section and in Exhibit A, which is attached hereto and made a part hereof. Employee shall be entitled to participate in and to be covered by a profit-sharing, pension, life insurance, accident insurance, health insurance, hospitalization and any other employee benefit plan effective with respect to employees of Employer only to the extent he/she shall be eligible and qualify under the terms of such plans.

         4. Indemnification. As a further consideration of accepting employment with Employer, Employer agrees to indemnify Employee in the manner and to the full extent permitted or authorized by the By-Laws of Employer.

         5. Authorized Expenses. Employee shall incur expenses in connection with the business of the Employer only when authorized by the CFO or Chairman of Employer. When Employee is authorized to incur such expenses, the Employer will reimburse Employee for all such reasonable expenses upon presentation by Employee, of an itemized account of such expenditures. All expenses to be incurred which exceed $1,000.00 require verbal or written preapproval by the CFO or Chairman. Employee agrees to re-pay or reimburse the Employer, on demand, for any expenses which are disallowed as a deduction for Federal or State income income tax purposes. In addition, Employer shall reimburse the Employee for Employee's travel expenses, where such travel is authorized or required by Employer.

         6. Confidential Nature of Employer's Business-Non-Disclosure. Employee acknowledges that he may receive or contribute to the production of Confidential Information. For purposes of this Agreement, Employee agrees that "Confidential Information" shall mean information or material proprietary to Employer or designated as Confidential Information by Employer and not generally known by non-Employer personnel, of or to which the undersigned develop or of which the undersigned may obtain knowledge or access throughout as a result to the undersigned's relationship with Employer (including information conceived, originated, discovered or developed in whole or in part by the undersigned). The Confidential information includes, but is not limited to, the following types of information and other forms of information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development diagrams, flow charts, research, flow charts, research, development, processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, customer names and other information related of customers, price lists, pricing policies and financial information. Confidential Information also includes any information described above which Employer obtains from another party and which Employer treats as proprietary or designates as Confidential Information, whether or not owned by or developed by Employer.

INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME THE UNDERSIGNED FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE WHICH THE UNDERSIGNED WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION. Employee further agrees:

         A. To furnish Employer on demand, at any time during or after employment, a complete list of the names and addresses of all persons which Employee known has dealt with, are dealing with or propose to deal with Employer, including present, former and potential customers and other contacts gained while in the employ of Employer, whether or not on possession or within the knowledge of Employer. Such information may be disclosed by periodic reports to Employer during employment

         B. All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any way incorporating or reflecting any confidential Information shall belong exclusively to Employer and Employee agrees to turn over all copies of such material in Employees' control to Employer upon request or upon termination of Employee's employment with Employer.

         C. That during his employment by Employer and thereafter Employee will hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information for any purpose, except in the course of the undersigned's work for Employer.

         D. That inventions or ideas in whole or in part conceived of or made by Employee during or after the term of his/her employment or relationship with employer which are made through the use of Employer's equipment, facilities, trade secret or time, or which result from any work performed by Employee for Employer, shall belong exclusively to Employer and be deemed a part of the Confidential Information for purposes of this agreement. Employee hereby assigns and agrees to assign to Employer all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise.

                  Employee shall acknowledge and deliver to Employer without charge to Employer, (but at its expense) such written instruments and to do such other acts, including giving testimony in support of Employee's authorship or inventorship, as the case may be, necessary on the opinion of Employer to obtain patents or copyrights or to otherwise protect or vest entire right and title in and to confidential in Employer.

         E. That he has been given a copy of and has reviewed chapter 325C of Minnesota status, known as the MINNESOTA UNIFORM TRADE SECRETS ACT (the "Act") and acknowledges that violation of the act or of his/her agreements, covenants and representations contained in this Agreement may give rise of a cause of action of favor of Vicom against him/her for general and special damages.

         7. Vacations. Employee shall be entitled each year to a vacation pursuant to standard company policy.

         8. Termination of Employment. Upon forty five (45) days written notice to Employee, Employer may terminate this Agreement and any benefits provided for Employee hereunder immediately upon service of written notice on Employee as follows: (i) if Employee takes employment in competition with Employer in violation of this Agreement; (ii) if Employee is guilty of an act or acts of fraud or dishonesty.

         9. Death or Disability During Employment. If Employee dies or becomes disabled during the term or his/her employment, Employer shall pay the estate of Employee compensation which would otherwise be payable to Employee up to the end of the month in which his/her death occurs.

         10. Covenant Not to Compete. For a period of one (1) year from the date of termination of his employment with Employer, for any reason whatsoever, Employee will not, directly or indirectly on his own behalf or as a partner, officer, employee, consultant, agent, shareholder, director or trustee of any person, firm, corporation or other entity, engage or participate in any business which engages or participates in the sale, installation or service of equipment of voice, data and/or video products and services on the date of such termination of employment in the State of Minnesota, or call upon otherwise solicit any account of Employer, wherever they may be located, or permit his/her name to be used in connection with any such business or solicitation.

         11. Independent Covenants. The covenants on the part of employee contained in paragraphs 6 and 10 shall be constructed as Agreement independent of any other provisions in this Agreement; and it is agreed that relief for any claim or case of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defenses to enforcement by Employee of those covenants.

         12. Injunctive Relief: Attorneys Fees. In recognition of the irreparable harm that violation of the covenants of Paragraph 6 & 10 would cause Employer, Employee agrees that in addition to any relief afforded by law, an injunction against such violation or violations may be issued against him/her and every other person concerned hereby, it being understood by the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. In the event of any such violation the Employee agrees to pay the reasonable attorney fees incurred by Employer in pursuing any of its rights with respect to such violation, in addition to the actual damages sustained by Employer as a result thereof.

         13. Notices. All notices given hereunder shall be in writing and shall be personally served or sent by registered or certified mail, return receipt requested. Notices to Employer shall be given to Employer at its corporate headquarters which as of the date of this Agreement is 9449 Science Center Drive, New Hope, MN 55428. Notices to Employer or Employees shall be sent to such other address as Employer or Employee shall specify in writing to the other.

         14.      Miscellaneous.

                  A. The term "subsidiary" shall mean any corporation partnership or other business entity on which Employer has a significant financial interest, or which Employer directly or indirectly, though one or more intermediaries officers or employees, controls, or is controlled by, or is under common control with.

                  B. This Agreement is the entire Agreement between the parties concerning the subject matter hereof and supersedes and replaces any existing Agreement between the parties hereto relating to the employee's employment. Employer and Employee hereby acknowledge that there are not Agreements or understandings of any nature, oral or written, regarding Employee's employment, apart from this Agreement.

                  C. No failure on the part of Employer to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by Employer preclude any other or further exercise thereof of the exercise of any other right.

                  D. It is further agreed and understood by the parties hereto that if any part, term or provisions of this contract should be held unenforceable in the jurisdiction in which either party seeks enforcement of the contract, it shall be construed as if not containing the invalid provisions shall govern the rights and obligations of the parties.

                  E. This contract shall be construed and enforced in accordance with the laws of the State of Minnesota.

                  F. This agreement is personal in nature and cannot be assigned by Employee. The terms, conditions and covenants herein shall be binding upon the heirs and personal representatives of employee, and the successors, assigns of Employer and any subsidiary of Employer.

                  G. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration before three arbitrators, and judgement rendered by the arbitrators, or a majority of them, may be entered in any court having jurisdiction thereof. Within 30 days after notice by either party to the other requesting such arbitration, each party shall appoint a disinterested and neutral arbitrator, and the two arbitrators so appointed cannot agree upon the appointment of a third arbitrator, then such third arbitrator shall be appointed by the Chief Judge of the United States District for the district that then includes the City of Minneapolis in conformity with the procedures provided under the Uniform Arbitration Act, as adopted by the State of Minnesota and as then in effect. The parties shall each pay their own expenses in connection with such arbitration and any proceedings.

                  H. Employee acknowledges that, in consideration for this agreement, he hereby irrevocably waives and forfeits any claims for compensation allegedly earned and not paid prior to 1-1-02.

IN THE WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        VICOM, INCORPORATED



                                        By
                                           -------------------------------------

                                        EMPLOYEE


                                        ----------------------------------------
                                        EMPLOYER

Exhibits to Employment Agreement dated January 1, 2002 between Vicom, Inc. (Employer) and James Mandel (Employee).

EXHIBIT A: JOB DESCRIPTION

Position:     Chief Execuitve Officer
Reports to:   Donald Miller

ESSENTIAL DUTIES AND RESPONSIBILITIES:

     1. Supervises CFO and COO. Business planning and fund raising. Other management duties as requested by the Chairman and/or Board of Directors.

EXHIBIT B: COMPENSATION


                                                    ADDITIONAL STOCK OPTION
                                                   (AT MARKET PRICE AT START
                                 SALARY              DATE OF THIS AGREEMENT
                                                 SUBJECT TO RULES OF 1999 PLAN)
YEAR ONE                   $200,000 per year             100,000 shares
YEAR TWO                   $200,000 per year             100,000 shares
YEAR THREE                 $200,000 per year             100,000 shares


Bonus: Up to a 50% cash bonus of base salary for accomplishing specific goals as follows:

1.   Decreasing operating loss by $2 million in fiscal 2002.

2.   Obtaining significant long term financing via warrant call or other means.

3.   1,500 paying Multiband subscribers by 12-31-02.

4. Obtaining two or more Multi-band partnering entities such as Rangeline which would qualify as one and that the total doors called for in the cumulative contracts exceeds 3000. The actual lighting of the properties could occur into 2003 and beyond but the partnering contracts would need to be singed in 2002.

The above bonus parameters are for 2002. Future bonuses to be set by a new Compensation Committee annually.

Signing bonus of $100,000. to be paid out of next larger external financing or successful warrant call.



Agreed to:


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Employer                                  Employee